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                                                                    EXHIBIT 99.1





Contact: Brian P. Campbell                                 For Immediate Release
         President and Chief Executive Officer
         (734) 747-7025 ext. 129


             KAYDON CORPORATION COMMENTS ON SECOND QUARTER 2001 AND
                    ANNOUNCES SECOND QUARTER CONFERENCE CALL


Ann Arbor, Michigan - July 9, 2001

         Kaydon Corporation (NYSE:KDN) announced today that second quarter 2001 earnings per share will be as much as 40-45 percent below the consensus estimate of $.38 per share, reflecting the continuing broad-based slowdown in industrial manufacturing activity. The disappointing shortfall in revenue and earnings during the second quarter will also negatively impact full year 2001 performance. Earnings in 2000's second quarter were $.45 per share on a diluted basis, before an unusual litigation-related charge ($.26 per share).

         Brian P. Campbell, President and Chief Executive Officer, commented, "Our revised expectation is attributed to lower volume and margin compression caused by lower absorption, product mix and reduced end-market customer demand, including exports. Reflecting the broad-based fall-off in industrial manufacturing activity, we have seen declines in virtually all of our major end-markets, particularly the heavy industrial equipment and semiconductor manufacturing equipment markets. While we are hopeful that, in aggregate, we are seeing a bottoming in activity levels, we have not yet seen convincing evidence that our key markets will rebound meaningfully before year-end. However, we believe the effects of recent fiscal and monetary actions should have a positive affect on industrial manufacturing activity and Kaydon's future operating performance."

         Kaydon Corporation announced that it would hold its second quarter 2001 earnings conference call on Friday, July 20, 2001. The conference call will begin at 10:00 a.m. Eastern time and will follow the Company's release of second quarter earnings at 8:00 a.m. Eastern time on that same day.

         The conference call can be accessed in a listen-only mode by dialing 1-800-289-0529 and providing the following passcode number: 370591. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.

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         To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available beginning on Friday, July 20, 2001 at 1:30 p.m. Eastern time through Wednesday, July 25, 2001 at 5:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 490927.

         Kaydon Corporation is a leading designer and manufacturer of engineered performance-critical products, supplying a broad and diverse group of industrial, aerospace, mechanical and electric equipment, and aftermarket customers.



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         Certain information in this press release is forward looking, such as the Company's expectations regarding future financial performance. The Company may not update these expectations to reflect subsequent events. Such forward-looking information involves risks and uncertainties that could significantly affect expected results. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, market acceptance of new or enhanced versions of the Company's products, the pricing of raw materials, changes in the competitive environments in which the Company's businesses operate, and the outcome of pending and future litigation and governmental proceedings. Readers are cautioned to consider these factors when relying on such forward-looking information.